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Borrower's Name and Address
"I" includes each borrower below, jointly and severally.
THE WIMBERLY INVESTMENT FUND, L.P.
Suite 300
300 Corporate Center Dr.
Morrow, Ga.  30260

Lender's Name and Address
"You" means the Lender, its successors and assigns.
KILLEARN, INC.
100 Eagle's Landing Way
Stockbridge, Ga., 30281

Loan Number:
Date:          January 15, 1998
Maturity Date: January 15, 1999
Tax ID#:  58-2025217

For value received, I promise to pay to you, or your order, at your address listed above the PRINCIPAL sum of ONE HUNDRED THOUSAND ONE HUNDRED FIFTY FIVE AND 00/100--------------Dollars $194,155.00.

SINGLE ADVANCE: I will receive all of this principal sum on January 15, 1998. No additional advances are contemplated under this note.

INTEREST: I agree to pay interest on the outstanding principal balance from January 28, 1998 at the rate of 8.5% per year until January 15, 1999

ACCRUAL METHOD:  Interest will be calculated on a ACTUAL/365 day basis.

POST MATURITY RATE: I agree to pay interest on the unpaid balance of this note owing after maturity, and until paid in full, as stated below:

At a rate equal to 10% per annum

PAYMENTS:  I agree to pay this note as follows:

INTEREST:  I agree to pay accrued interest on January 15, 1999

PRINCIPAL:  I agree to pay the principal on January 15, 1999

SECURITY: This note is separately secured by (describe separate document by type and date):

26,780 shares of common stock of KILLEARN PROPERTIES, INC.

PURPOSE:  The purpose of this loan is Investment

SIGNATURES AND SEALS: IN WITNESS WHEREOF, I have signed my name and affixed my seal on this 28th day of January, 1998. By doing so, I agree to the terms of this Note (including those on page 2). I have received a copy on today's Date.

THE WIMBERLY INVESTMENT FUND, L.P.

BY: /s/ JAMES M. BAKER
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       President of G.P.

SIGNATURE FOR LENDER

/s/ J.T. WILLIAMS, JR.
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J. T. Williams, Jr., PRESIDENT